Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Fourth Quarter and 2009 Year End Results

Honolulu, Hawaii, February 5, 2010 - Territorial Bancorp Inc., (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announces net income of $3.0 million or $.27 per share, for the three months ended December 31, 2009, compared to $673,000 for the three months ended December 31, 2008. For the year ended December 31, 2009, the Company earned $8.7 million, or $.77 per share, compared to $7.2 million for the year ended December 31, 2008.

For the three months ended December 31, 2009 and 2008, net interest income after provision for loan losses was $11.1 million and $9.5 million, respectively. The increase in net interest income is primarily due to a decrease in interest paid on deposits and interest expense on subordinated debentures and other borrowings. The Company paid off $24.7 million of subordinated debt in the third quarter of 2009. Total interest and dividend income remained virtually the same at $15.5 million for the three months ended December 31, 2009 and the three months ended December 31, 2008. However, total interest expense decreased to $4.4 million for the three months ended December 31, 2009 compared to $5.9 million for the three months ended December 31, 2008, again due to the reduced amount of interest paid on deposits and on subordinated debentures and other borrowings. Provision for loan losses decreased to $86,000 for the three months ended December 31, 2009 compared to $158,000 for the three months ended December 31, 2008. Non-interest income was $1.3 million for the three months ended December 31, 2009 compared to a loss of $1.4 million for the three months ended December 31, 2008. For the three months ended December 31, 2008, a loss of $2.5 million resulted from an other-than-temporary impairment to the carrying value of trust preferred securities in accordance with accounting pronouncements existing at that time. Non-interest expense increased to $7.7 million for the three months ended December 31, 2009 as compared to $7.1 million for the three months ended December 31, 2008. The increase in non-interest expense was primarily due to higher compensation and employee benefit expenses.

For the year ended December 31, 2009, net interest income after provision for loan losses was $40.3 million compared to $35.8 million for the year ended December 31, 2008. Total interest and dividend income increased to $61.5 million for the year ended December 31, 2009 from $61.2 million for the year ended December 31, 2008. Total interest expense decreased to $20.0 million for the year ended December 31, 2009 from

$25.2 million for the year ended December 31, 2008, due to decreases in interest paid on deposits, Federal Home Loan Bank advances and subordinated debentures and other borrowings. As previously mentioned, the Company paid off $24.7 million of subordinated debt in the third quarter of 2009. Provision for loan losses increased to $1.2 million for the year ended December 31, 2009 compared to $149,000 of loan losses for the year ended December 31, 2008, reflecting management’s determination to increase its overall allowance for loan losses as a result of an increase in non-performing assets experienced in 2009 and deteriorating environmental factors. Non-interest income was $2.5 million for the year ended December 31, 2009 compared to $2.2 million for the year ended December 31, 2008. This increase in non-interest income was primarily due to $1.6 million of gains on sales of loans which was offset by recognition of an additional $1.0 million impairment loss on trust preferred securities. It should be noted that the 2009 other-than-temporary impairment loss of $3.5 million includes the 2008 loss of $2.5 million. The $2.5 million was previously reflected as a charge against income in the last quarter of 2008, but due to recent accounting pronouncements, the Company was required to once again charge income in the amount of $2.5 million for the year ended December 31, 2009 for the same security. The cumulative effect of adopting the new accounting standard is reflected in the statement of stockholders’ equity. Non-interest expense was $29.5 million for the year ended December 31, 2009 and $27.0 million for the year ended December 31, 2008. The increase in non-interest expense is primarily due to higher compensation and employee benefits, occupancy, equipment, federal deposit insurance premiums and recognition in the third quarter of costs of $507,000 relating to the payoff of previously issued subordinated debentures.

Total assets at December 31, 2009 were $1.4 billion compared to $1.2 billion at December 31, 2008. Cash and cash equivalents increased to $136.0 million from $11.2 million, due to stock conversion proceeds from the initial public offering which was completed in July 2009. Deposits increased to $1.0 billion at December 31, 2009 from $924.0 million at December 31, 2008. Total stockholders’ equity increased to $219.7 million at December 31, 2009 from $99.4 million at December 31, 2008. The increase in stockholders’ equity occurred primarily as a result of the initial public offering completed in July 2009.

Total delinquent loans ninety days or more past due and not accruing was $277,000 (representing five loans) at December 31, 2009, compared to $0 at December 31, 2008. Despite the increase in non-performing assets, asset quality remained strong with the ratio of non-performing assets to total assets being 0.11% at December 31, 2009, compared to 0.02% at December 31, 2008. The allowance for loan losses was $1.7 million at December 31, 2009 compared to $899,000 at December 31, 2008. The ratio of the allowance for loan losses to total loans was 0.28% at December 31, 2009 compared to 0.14% at December 31, 2008.

In August 2009, Territorial Savings Bank opened its twenty-fifth branch in Kihei to serve the residents of Maui. The Kihei branch is the third Territorial Savings Bank branch on the island of Maui.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 25 branch offices in the state of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Interest and dividend income:
Investment securities	$6,843	$6,419	$25,601	$25,809
Tax-exempt investment securities	—	—	—	112
Dividends on Federal Home Loan Bank stock	—	—	—	117
Loans	8,618	9,120	35,775	35,153
Other investments	77	—	149	29

Total interest and dividend income	15,538	15,539	61,525	61,220

Interest expense:
Deposits	3,085	4,271	14,129	18,521
Advances from the Federal Home Loan Bank	—	75	33	515
Securities sold under agreements to repurchase	1,269	1,162	5,008	4,486
Subordinated debentures and other borrowings	—	413	814	1,725

Total interest expense	4,354	5,921	19,984	25,247

Net interest income	11,184	9,618	41,541	35,973

Provision for loan losses	86	158	1,198	149

Net interest income after provision for loan losses	11,098	9,460	40,343	35,824

Noninterest income:
Other-than-temporary impairment losses	—	(2,483)	(3,481)	(2,483)
Service fees on loan and deposit accounts	643	734	2,611	2,918
Income on bank-owned life insurance	367	256	1,142	1,039
Gain (loss) on sale of investment securities	(1)	1	266	146
Gain on sale of loans	194	2	1,636	2
Other	114	66	331	551

Total noninterest income (loss)	1,317	(1,424)	2,505	2,173

Noninterest expense:
Salaries and employee benefits	4,567	4,067	16,449	15,430
Occupancy	1,131	1,100	4,492	4,291
Equipment	742	748	2,967	2,866
Loss on extinguishment of debt	—	—	507	—
Federal deposit insurance premiums	214	266	1,747	1,079
Other general and administrative expenses	997	945	3,383	3,337

Total noninterest expense	7,651	7,126	29,545	27,003

Income before income taxes	4,764	910	13,303	10,994

Income taxes	1,755	237	4,639	3,794

Net income	$3,009	$673	$8,664	$7,200

Basic earnings per share (1)	$0.27	N/A	$0.77	N/A

Basic weighted average shares outstanding (1)	11,291,311	N/A	11,279,716	N/A

(1)	For the twelve months ended December 31, 2009, basic earnings per share is calculated from the effective date of July 10, 2009 to the period end

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	December 31, 2009	December 31, 2008
Assets
Cash and cash equivalents	$135,953	$11,216
Investment securities held to maturity, at amortized cost (fair value of $607,468 and $535,590 at December 31, 2009 and 2008, respectively)	598,394	527,767
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	1,084	—
Loans receivable, net	597,700	633,160
Accrued interest receivable	4,781	4,787
Premises and equipment, net	4,495	4,444
Real estate owned	159	131
Bank-owned life insurance	28,249	27,107
Prepaid expenses and other assets	6,449	3,486

Total assets	$1,389,612	$1,224,446

Liabilities and Equity
Liabilities:
Deposits	$1,014,668	$923,914
Advances from the Federal Home Loan Bank	—	35,791
Securities sold under agreements to repurchase	130,200	115,200
Subordinated debentures	—	24,221
Accounts payable and accrued expenses	18,837	18,634
Current income taxes payable	670	963
Deferred income taxes payable	2,661	3,228
Advance payments by borrowers for taxes and insurance	2,905	3,114

Total liabilities	1,169,941	1,125,065

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 12,233,125 and 0 shares at December 31, 2009 and December 31, 2008	122	—
Additional paid-in capital	118,823	—
Unearned ESOP shares	(9,297)	—
Retained earnings	111,082	100,897
Accumulated other comprehensive loss	(1,059)	(1,516)

Total equity	219,671	99,381

Total liabilities and equity	$1,389,612	$1,224,446

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Financial Tables for Earnings Release

December 31, 2009

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008

Performance Ratios:

Return on average assets	0.87%	0.23%
Return on average equity	5.51%	2.66%
Net interest margin on average interest earning assets	3.35%	3.30%

	At December 31, 2009	At December 31, 2008

Selected Balance Sheet Data:

Book value per share (1)	$17.96	N/A
Stockholders’ equity to total assets	15.81%	8.12%

Asset Quality
(Dollars in thousands, except for ratios):

Delinquent loans 90 days or more past due and not accruing (2)	$277	$0
Non-performing assets (2)	1,532	280
Allowance for loan losses	1,681	899
Non-performing assets to total assets	0.11%	0.02%
Allowance for loan losses to total loans	0.28%	0.14%

Notes:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued (12,233,125)
(2)	Amounts are net of charge-offs